EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (the "Agreement") dated June 1, 2006 by and between Manhattan Scientifics, Inc., ("NISI") and Marvin Maslow he "Executive") (collectively, the -'Parties").

     WHEREAS, MSI desires to continue to employ Executive and retain his special and unique services and to enter into an agreement embodying the terms of such employment;

     WHEREAS, Executive desires to accept such employment and enter into such an agreement. NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

     I. Term of Employment.

     The term of this Agreement shall commence On the date first set forth above and shall continue until terminated pursuant to Paragraph 5 below (the "Te=").

     ?. Position.

        a. During the Term, Executive shall serve as MST's Chairman and Chief Executive Officer. Executive shall have such duties and authority as shall be determined from bane to time by MSI's Board of Directors, provided that such duties and authority shall be consistent with Executive's present and traditional duties and authority as MSI's Chaiman and Chief Executive Officer.

        b. During the Tetui, Executive shall be appointed to and serve on MSI's Board of Directors.

        c. During the Term, Executive shall devote such time and efforts as reasonably necessary to perform of Executive's duties hereunder. MSI acknowledges that Executive is and may became a member of other Boards of Directors of other entities during the Term and that Executive engages in and may engage in other business activities separate and distinct from MSI's business activities during the Term. MSI specifically acknowledges that Executive may engage in such activities and other business interests during the Term, provided that Executive shall not transfer MSI's Confidential Information (as defined in Paragraph 6 below) in connection with such activities and business interests without the prior written consent of MST's Board of Directors, which consent shall not be unreasonably withheld.

        d. Subject to such reasonable travel as the performance of Executive's duties may require, Executive shall perform the duties required of him by this Agreement in Santa Fe, New Mexico and New York City, at Executive's discretion.

     3. Compensation and Benefits.


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        a. Base Salary. During the Term, NISI shall pay to Executive a gross base salary at the annual rate of $200,000. Executive shall be entitled to-annual increases in Executive's base salary as determined by MS1's Board of Directors. Executive's anrttal base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary." The Base Salary will be subject to all appropriate tax deductions.

        b. Annual Bonus. During the Term, MSI shall pay to Executive a bonus annually, but in no event later than the l5`" day of the third month following the end of MSI's fiscal year (which runs from January to September), equal to seven percent (7%) of the gross increase of MSI's market cap value in excess of 510,000,000 (the "Annual Bonus"). For example. if MSI's gross increase of market cap value during MST's fiscal year is 511,000,000, Executive's Annual Bonus shall be calculated at 7% of 51,000,000, or 570,000. For purposes of this Paragraph 3(b), "gross increase of mask t cap value will be calculated by MSI's regularly employed external auditors in accordance with the united States In the event Executive's employment with MSI terminates prior to the end of MS1's then-current fiscal year, Executive shall be entitled to a prorated Annual Bonus based upon the number of months (provided that any portion of a month will be rounded up to include the next full month) of a fiscal year for which the Annual Bonus otherwise would have been due pursuant to this Paragraph 3(b).

        c. Collateral and Security Interest. MSI agrees that, in the event it does not pay to Executive any portion of the Base Salary or the Annual Bonus, Executive shall have the right, at his option, to call upon MST's intellectual property, including but not limited to all patents, as collateral and security for all such compensation and benefit payments.

        d. Executive Benefits. During the Term, Executive shall be entitled to participate in MSI's employee benefit plans as may be in effect from time to time (collectively "Employee Benefits"), on the same basis as those benefits are generally made available to other MSI Executives. Notwithstanding the above, MST shall reimburse Executive and Executive's covered dependents fully for the cost of premiums, uncovered deductibles and out of pocket expenses required to maintain Executive's present levels of family health insurance (including but not limited to Medicare and all supplements and prescription drug coverage), catastrophic insurance and eider care insurance.

        e. Vacation. During the Term, Executive shall be entitled to 120 days paid vacation annually. Any earned but unused vacation shall be carried over from year to year during the Term, and thereafter shall be paid out to Executive upon the expiration of the Term based upon Executive's Base Salary at the expiration of the Term.

        f. Directors and Officers Insurance. During the Term, and for a period of five (5) years after expiration of the Term, MSI shall maintain, at its sole expense, Directors and Officers liability insurance coverage for Executive in a total coverage amount not less than five million dollars (55,000,000). MST shall indemnify and hold Executive harmless in the event any claim related to his position as a Director or Officer of MST exceeds the total amount covered by such insurance.

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        g. Business Expenses. During the Term, MSI shall reimburse Executive
`.ally for Executive's reasonable business expenses. Including travel (including airfare on business class or better), lodging, meal, telephone, computer and communications equipment expenses, incurred by Executive in the performance of Executive's duties hereunder shalt be reimbursed by MSI. MSI shall also reimburse Executive for an automobile tease not to exceed one thousand dollars (S 1,000) per month.

la.        Personal Expenses. During the Term, MSI shall reimburse Executive for miscellaneous personal expenses up to a maximum of four thousand dollars (34,000) per month.. 4, Death Benefits. in the event Executive dies during the Term, MSI shall pay to Executives estate allcompensation, benefits and expenses due hereunder.

     5. Termination. The Term and Executive's employment hereunder shall continue from the effective date of this Agreement through May 31, 2010, unless terminated earlier by MSI or by Executive pursuant to this Paragraph 5. Unless terminated earlier pursuant to this Paragraph 5, the Term and Executive's employment shall automatically renew for consecutive one year terms provided that Executive does not send Notice of Termination to NISI at least 60 days prior to the expiration of the Term. Notwithstanding any other provision of this Agreement, the provisions of this Paragraph 5 shall exclusively govern Executive's rights under this Agreement upon termination of employment with MSI,


        a, Termination By MSI For Cause or Resignation by Executive Without Good Reason.

        (i) The Term and Executive's employment hereunder may be terminated by MSI for Cause.

        (ii) For purposes of this Agreement, "Cause" shall mean only: (A) Executive's conviction of a criminal act involving fraud or embezzlement or other act that prohibits Executive from maintaining his position with MST under the rules of the Security and Exchange Commission, or (B) Executive's willful, snowing 'and malicious misuse, misappropriation or disclosure of MSI's Confidential Information without the consent of MSI's Board of Directors, provided that MSI has communicated such activities to Executive in writing and has afforded executive a 90 day opportunity to substantially cure same. For the purposes of this Paragraph 5(a)(ii), Cause shall cease to exist for an event on the 120`h day following the later of its occurrence or MST's knowledge thereof, unless MSI has given Executive written notice thereof prior to such date.

        (iii) If Executive's employment is terminated by MSI for Cause, or if Executive resigns his employment with MSI without Good Reason (as defined below), Executive shall be entitled only to receive:

        (A) Executive's Base Salary through the date of Executive's termination;

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        (B) Executive's Annual Bonus through Executive's date of termination;

        (C) reimbursement for any business expenses properly incurred by Executive prior to the dare of Executive's termination;

        (D) payment of all Executive's earned but unused vacation;

        (E) continuation of Executive's Directors and Officers liability insurance coverage for a period of five (5) years after the date of Executive's termination; and

        (F) such Employee Benefits, if any, pursuant to Paragraph 3 herein as to which Executive may be entitled as of the date of Executive's termination (the amounts described in clauses (A) through (F) herein being referred to as the "Accrued Rights").

     b. Termination By MSI Without Cause or Resignation by Executive for Good Reason.

     (i) The Term and Executive's employment hereunder may be terminated by MSI without Cause or by Executive's resignation for Good Reason.

     (ii} For purposes of this Agreement, "Good Reason" shall mean: (A) the failure of MSI to pay or cause to be paid, or to provide or cause to be provided, any part of Executive's compensation or benefits when due hereunder, or a reduction of such compensation or benefits; (B) any diminution in Executive's title, authority or responsibilities from those described in Paragraph 2 hereof; (C) MSI's actual, attempted or purported termination of Executive without Cause; or (D) any material breach by MSI of any of the terms of this Agreement; provided that the events described in clauses (A) through (D) of this Paragraph 5(b)(ii) shall constitute Good Reason only if MSI fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided,, further, that Good Reason shall cease to exist for an event on the 120(0) day following the later of its occurrence or Executive's knowledge thereon, unless Executive has given MSI written notice thereof prior to such date.


     (iii) If Executive's employment is terminated by NISI without Cause or if Executive resigns for Good Reason, Executive shall be entitled to receive:

        (A) the Accrued Rights;

        (B) payment of Executive's Base Salary through May 31, 2010, or for t'=ee (3) years following Executive's termination date, whichever period is longer;


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        (C) payment of Executive's Annual Bonus through MSI's fiscal year concluding in 2010, or for three (3) years following Executive's termination date, whichever period is longer;

        (D) payment of the insurance benefits provided in Paragraph 3(e) above through May 31, 2010, or for three (3) years following Executive's termination date, whichever period is longer. After such period, Executive will be eligible for continuation coverage as applicable.

     c. Termination Due to Executive's Election Not to Renew the Agreement.


     (i) The Term azrd Executive's employment hereunder may be terminated by Executive provided that Executive provides a Notice of Termination to MSI at least 60 days prior to the expiration of the then-current Term notifying MSI of his desire not to renew the Agreement pursuant to this Paragraph 5.


     (ii) If Executive's employment is terminated by Executive pursuant to a timely Notice of Termination consistent with this Paragraph 5, Executive shall be entitled to receive:

        (A) the Accrued Rights;

        (B) payment of Executive's Base Salary through and including December 31 of the calendar year in which Executive provides Notice of Teiuni.nation to MSI;

        (C) payment of Executive's Annual Bonus through and including the end of MSI's then-current fiscal year during which Executive provides Notice of Termination to MSI;

        (D) payment of the insurance benefits provided in Paragraph 3(e) above through and including December 31 of the calendar year in which Executive provides Notice of Termination to MSI.

     d. Termination Due to Disability or Death.

        0) The Tern. and Executive's employment hereunder shall terminate upon Executive's death and may be terminated by MSI if Executive becomes physically or mentally incapacitated and is therefore unable for a period of twelve (12) consecutive months or for an aggregate of eighteen (18) months in any twenty-four (24) consecutive month period to perform the essential functions of Executive's duties as MSI's Chairman (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of Executive as to which Executive and MST cannot agree shall be detetruined in writing by a qualified independent physician mutually acceptable to Executive and MSI. If Executive and MSI cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who


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shall make such determination in writing. The determination of Disability made in writing to MSI and Executive shall be final and conclusive for all purposes of the Agreement.

        (ii) Upon termination of Executive's employment hereunder for either Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive the Accrued Rights.


        e. Notice of Termination,. Any purported termination of employment by MSI or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Paragraph 5 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated, except that no basis need be indicated and no reason given in the event of a termination by Executive by sixty (60) days notice before the end of any Term.

        f. Board/Committee Resignation. Upon termination of the Term and Executive's employment for any reason, Executive agrees to resign, as of the date of such tetnination and to the extent applicable, from MSI's Board of Directors (and any committees thereot) and the Board of Directors (and any committees thereof) of any of MST's affiliates.


     6.   Confidential Information

        a. Executive will not at any time (whether during or after Executive's employment with MST) retain or use for the benefit, purposes or account of Executive or any other Person or disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside MSI (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information concerning the intellectual property, patents, research and development of MSI and/or any third party that has disclosed or provided any of same to MSI on a confidential basis ("Confidential Information") without the prior written authorization of the Board of Directors of MSI provided that the foregoing shall not apply to Confidential hiforrr7.ation to. which MSI has granted Executive an ownership interest or license.

        b. "Confidential Information" shall not include any information that is:
(a) generally known to the industry or the public other than as a result of Executive's breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law or legal process to be disclosed.

        c. Upon termination of Executive's employment with MSI for any reason, Executive shall cease and not thereafter commence use of any Confidential Information owned or used by MST, and upon notification from MSI shall destroy, delete, or return to MSI, at MSI's option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive's possession or control


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(including any of the foregoing stored or located in Executive's office, home, laptop or other computer, whether or not MSI's property) that contain Confidential Information or is other mist the property of MSI, except that Executive may retain those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

     7. Arbitration. Any dispute between the parties arising out of this Agreement, including but not limited to any dispute regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach, or the Executives employment ("Arbitrable Dispute") shall be submitted to arbitration in the City of New York, pursuant to the Rules of the American Arbitration Association, before a single experienced employment arbitrator who is either licensed to practice law in New York, or is a retired judge. The arbitrator in any Arbitrable Dispute shall not have authority to modify or change this Agreement in any respect. NISI shall be responsible for payment of the amount of the fees of the American Arbitration Association and the arbitrator. In the event the arbitrator specifically finds that any claim or defense of either party is unreasonable, he may in his discretion direct that reasonable legal fees of the prevailing party be paid by the non-prevailing party. The arbitrator's decision and/or award will be fully enforceable and subject to entry of judgment by any court of competent jurisdiction.

     8.   Miscellaneous.

        a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

        b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by MSI. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

        c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term hr any other term of this Agreement.

        d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

        e. Assignment and Sale. This Agreement, and all of Executive's rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. As a condition to the sale, transfer or any other change in controlling interest of MSI or the business operations of MSI to any person or entity, such person


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or entity must agree, at Executive's option, to accept assignment of this
Agreement in its entirety and assume all Executive's rights and MST's obligations hereunder.

        f. Successors: Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Parties.

        g Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.


                  If to MSI:
                  Manhattan Scientifics, Inc. 405 Lexington Avenue New York, New York 10174 Attn: Board of Directors

                  If to Executive:
                  Marvin Maslow
                  400 East 70`x' Street
                  New York, New York -10021 and
                  233 Camino De La Sierra Santa Fe, NM 87501

                  with a copy to:
                  Phillips Nizer LLP
                  666 Fifth Avenue
                  New York, New York 10103-0084
                  Attn: Irwin Rosenthal, Esq.


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        h. Executive Representation. Executive hereby represents to MSI that the execution and delivery of this Agreement by Executive and MSI and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

        i. Prior Agreements,. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and MSI regarding the terms and conditions of Executive's employment with MSI.

        1 Withholding Taxes. MSI may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

        Ic Counterparts. This Agreement may be sib ed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.




/s/ UTARVIN MASLOW
------------------
UTARVIN MASLOW                                  Dated: 7/11/2006


MANHATTAN SCIENTIFICS


/s/ Ralph J. Anderson Jr.
-------------------------
Ralph J. Anderson                               Dated: 7/11/2006
Secretary